Exhibit 10.13

This Agreement (“Agreement”) is made this 1st day of October, 2015, with effect as of 1 January 2015 (“Effective Date”) by and between d3 Systems, LLP, (“Buyer”), a company based in the United Kingdom; and d3 Technologies Ltd., a company based in the United Kingdom, (“d3 Tech”); and One Stop Systems, Inc, a California corporation (“Supplier”). In this Agreement, “Party” shall mean Buyer or d3 Tech or Supplier, and “Parties” shall mean Buyer, d3 Tech and Supplier.

Recitals

A. Supplier has agreed to manufacture and supply certain products to Buyer in accordance with the provisions of this Agreement as it pertains to such production-released products. Prototype and pre-production products are not covered by the terms of this Agreement.

B. d3 Tech owns certain intellectual property rights in and to the aforementioned production-released products which d3 Tech has agreed to grant to Supplier for the purpose of Supplier manufacturing and supplying such products to Buyer in accordance with the terms of this Agreement.

C. This Agreement does not require that Buyer purchase any products from Supplier, but sets forth the terms and conditions of any such purchases that may occur. All such quantities will be specified on Buyer’s purchase orders issued under the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the Parties hereby agree as follows:

SECTION A: GENERAL BUSINESS OPERATIONS

1.	General Responsibilities of the Parties.

(a)	Specifications. Supplier and Buyer agree on a list of specifications (the “Specifications”) to which the products (the “Product(s)”) described in Exhibit A hereto will be manufactured and supplied in accordance with the terms of this Agreement. Exhibit A hereto may be amended from time to time by mutual written agreement of the Parties.

(b)	Certain Responsibilities of Buyer. Buyer will distribute the Products purchased by it from Supplier only in connection with products which Buyer sells, leases and/or licenses, whether directly or indirectly, through resellers and/or distributors or otherwise. Buyer shall be responsible for securing any required U.S. export licenses relating to the Products.

2.	Term of the Agreement. The term of this Agreement shall commence on the date of this Agreement and shall expire on the Five (5) year anniversary hereof (the “Term”). Buyer may provide Supplier with written notice, no later than Six (6) months before expiration of the Term that Buyer desires to negotiate with Supplier in good faith for a Five (5) year (or any other period as Buyer may so determine) extension of the Term (the “Extension”). If the Parties hereto cannot agree on the terms for such Extension within a period of ninety (90) days following such notice, this Agreement will terminate at the end of the Term.

3.	Prices; Payment of Invoices.

(a)	The price for the Products are set forth in Exhibit B hereto (the “Price”). The Price shall be “not to exceed” pricing for the period set forth in Exhibit B (the “Pricing Period”).

(b)	The Price for the Products may be modified within the Pricing Period, subject to the mutual agreement between the Parties, should the specification of the Products change or should the volumes significantly change within the Pricing Period. Notwithstanding the generality of the forgoing, in the event that during any three (3) month/quarterly period during the Term, Buyer orders a total number of Products that exceeds the then current annual Product forecast (as agreed between the Parties pursuant to Paragraph 1 of Exhibit C hereto, Supplier shall pass on, through either a Price reduction or refund (as Buyer may so determine at its discretion), any and all cost savings that Supplier achieves, including, without limitation, any form of discounts, savings or similar cost reductions that Supplier receives from any third party suppliers or contractors either on a per order basis or under any longer-term or other arrangement.

(c)	The Parties shall review the Price for the Products at least annually (no later than on the anniversary date of the commencement of the Term of this Agreement). The Parties shall mutually determine and agree any modifications to the Price of the Products as part of the aforementioned review.

(d)	Buyer will pay for Products purchased and accepted by Buyer within forty-five (45) days after Buyer’s receipt of a correct and conforming invoice from Supplier.

(e)	The Product Price does not include shipping charges and sales taxes from the agreed upon FOB Origin / OSS Factory. Supplier shall arrange for shipping the Products in accordance with Buyer’s instructions. Buyer shall pay for such shipping charges; provided that Supplier ships the Products in accordance with Buyer’s shipping instructions, otherwise Supplier shall pay such charges and shall not be entitled to claim such charges from Buyer, nor shall it be entitled to set off such charges against any amounts owed by Supplier to Buyer. Buyer shall pay the aforementioned shipping charges and sales taxes upon Supplier submitting a duly specified invoice to Buyer, provided that Buyer has not submitted satisfactory tax exemption or resale certificates to Supplier, in which case such sales taxes shall not be payable or invoiced by Supplier.

(f)	In the event that Supplier owes any payments to Buyer in accordance with this Agreement, Buyer may elect, at its sole discretion, to allow Supplier to set off all or part of such amounts against amounts duly owed by Buyer to Supplier either at that time or in the future. Any amounts which may be owing to Buyer by Supplier upon the termination or expiration of the Term of this Agreement (subject to any Extensions) shall become immediately payable.

(g)	In the event that Buyer supplies to Supplier any parts or components (that Buyer has purchased from a third party supplier) for Supplier to include in the manufacture of the Products, then the Parties shall mutually agree on the applicable reduction in the Price for such Products resulting from Buyer’s supply of such parts or components. Supplier’s warranty for the Products shall cover the installation and integration and operation of such parts and components, but it shall not cover the operation of the parts or components themselves (which will be covered by the relevant warranty provided by the manufacturer of the components).

4.	Forecasts, Purchase Orders, Scheduling, and Logistics.

(a)	Buyer and Supplier agree to comply with the provisions set forth in Exhibit C hereto, “Forecasts, Purchase Orders, Scheduling and Logistics.”

(c)	Purchase Orders entered into by Buyer pursuant to this Agreement shall specify: (i) quantity of Product; (ii) destination and method by which Product is to be shipped; and (iii) any other reasonable ordering procedures established or as may be agreed between Buyer and Supplier from time to time.

(d)	The agreed period between Buyer’s issuance of a Purchase Order and the scheduled delivery date (“Lead-time”) is set out in Exhibit C hereto.

(e)	All orders shall be governed solely by the terms and conditions of this Agreement. Any terms or conditions contained in either Party’s Purchase Orders, invoices, packing lists, or other business forms which are additional to or differ from the provisions of this Agreement, shall have no force or effect whatsoever, unless otherwise expressly agreed in writing between the Parties. A Party’s failure to object to any such provisions shall not be deemed a waiver of its rights herein.

5.	Term of Availability. In consideration for Buyer’s purchase of the Products, Supplier grants to Buyer the option to purchase the Products at the last revision Price level agreed between the Parties pursuant to this Agreement, for the period of five (5) years after the expiration date of the Term of this Agreement or any Extension hereof. Thereafter, Supplier may discontinue availability of the Product, provided that, at Buyer’s option, Supplier shall first:

(a)	Sell Buyer sufficient quantities of the Product as Buyer deems necessary; and

(b)	Grant Buyer a royalty-free, non-exclusive, worldwide Manufacturing License (as defined below) such that Buyer may make, have made, sell, modify or otherwise use the Product.

6.	Intellectual Property Rights and Grants of Licenses

(a)	d3’s Intellectual Property Rights: - Supplier agrees and acknowledges that d3 Tech is the sole and exclusive owner of all rights, title and interest in and to all intellectual property rights, whether now existing or that may exist in the future, including any and all copyrights, patents, design rights (registered or unregistered), trademarks (registered or unregistered), trade names or other intellectual property rights subsisting in respect of the Products or any designs, drawings, prototypes, drafts, plans, representations, models, flow charts, images, illustrations, sketches, models, photographs and documents relating thereto (whether or not stored electronically) and all applicable upgrades and modifications of any of the foregoing, with the exception of the OSS IP Rights, as defined below (“d3 IP Rights”).

(b)

OSS’s Intellectual Property Rights: - Supplier is the sole and exclusive owner of all rights, title and interest in and to all intellectual property rights, whether now existing or that may exist in the future, including any and all copyrights, patents, design rights (registered or unregistered), trademarks (registered or unregistered), trade names or other intellectual property rights subsisting in respect of the Products or any designs, drawings, prototypes, drafts, plans, representations, models, flow charts, images, illustrations, sketches, plans, models, photographs and documents relating thereto (whether or not stored electronically) of the elements which are existing or have been developed, designed, adapted, modified, or otherwise devised by Supplier for the purpose of being incorporated in, added to or otherwise forming part of one or more of the Products (whether actually used for any of the Products or not) prior to or during the Term of this Agreement (including

Extensions), including, without limitation, the elements described in Exhibit F hereto (“OSS IP Rights”).

(c)	d3 Tech hereby grants to Supplier an non-exclusive license of the d3 IP Rights for the Term of this Agreement and any Extensions (“License Period”) for the territory of the world (the “Territory”) for the sole purpose of manufacturing the Products in accordance with the terms and conditions of this Agreement (the “License”). d3 Tech hereby acknowledges and declares that the consideration that it receives through Buyer’s purchase of the Products for the Prices pursuant to this Agreement constitutes the full, global and definitive consideration for the granting of the License to Supplier.

(d)	Supplier hereby assigns to d3 Tech, on an exclusive basis, throughout the world, in perpetuity (or at least for the legal duration of all intellectual property rights and their renewals, including, but not limited to, copyright) and for all purposes, all of the OSS IP Rights, which assignment shall become effective upon the expiry of the Term of this Agreement (including any Extensions) or any earlier termination of this Agreement in accordance with its terms and conditions. Supplier hereby acknowledges and declares that the consideration which it receives through the sale of the Products to Buyer during the Term (and any Extensions) in accordance with this Agreement constitutes the full, global and definitive consideration for the assignment of the OSS IP Rights to d3 Tech hereunder.

7.	Manufacturing Rights.

(a)	The Supplier agrees to provide the Buyer with the most recent copy of the Product manual, block diagrams and viewable mechanical model files (i.e. eDrawing) format for use as first level support documentation and Product data sheets, upon Buyer’s request.

(b)	Further design and manufacturing files will be made available to the Buyer as part of this Agreement in accordance with sub-section A.7(c) below:

(c)	In the event that Buyer decides to have any of the Products manufactured internally or by a third party after the relevant Product(s) has been designed and prototypes manufactured and delivered to Buyer, during the Term of this Agreement and Extension, then Buyer shall inform Supplier in writing of its decision to do so (“Alternative Manufacturing Notice”) and Buyer and Supplier shall thereafter enter into a manufacturing license agreement (“Manufacturing License Agreement”) which shall include, without limitation, the following terms and conditions:

(i)	Supplier shall grant to Buyer all licenses and rights necessary for Buyer to manufacture the Products or to grant the same rights to a third party to manufacture the Products in consideration for the following applicable license fees, payable upon the full execution of the Manufacturing License Agreement:

a.	a one-time license fee of One Hundred Thousand US Dollars (US$100,000.00), including any applicable taxes, if Buyer provides Supplier with an Alternative Manufacturing Notice within twelve (12) months of the Effective Date of this Agreement; or

b.	a one-time license fee of Seventy-five Thousand US Dollars (US$75,000.00), including any applicable taxes, if Buyer provides

Supplier with an Alternative Manufacturing Notice between twelve (12) months and twenty-four (24) months after the Effective Date of this Agreement; or

c.	a one-time license fee of Fifty Thousand US Dollars (US$50,000.00), including any applicable taxes, if Buyer provides Supplier with an Alternative Manufacturing Notice between twenty-four (24) months and thirty-six (36) months after the Effective Date of this Agreement; or

d.	a one-time license fee of Twenty-five Thousand US Dollars (US$25,000.00), including any applicable taxes, if Buyer provides Supplier with an Alternative Manufacturing Notice between thirty-six (36) months and forty-eight (48) months after the Effective Date of this Agreement; or

e.	a one-time license fee of One US Dollar (US$1.00), including any applicable taxes, if Buyer provides Supplier with an Alternative Manufacturing Notice more than forty-eight (48) months after the Effective Date of this Agreement.

(ii)	Supplier shall provide and deliver to Buyer, free of charge, copies of all of the most recent design and manufacturing files and documentation which Buyer may require in order to manufacture the Product(s).

(d)	On or prior to first production shipment of the Products to Buyer and at Buyer’s written request for future Product revisions, Supplier shall deposit with an escrow agent, pursuant to an executed escrow agreement, a copy of the Manufacturing Documentation, all for the purpose of allowing Buyer to exercise its Manufacturing License. Escrow fees will be the responsibility of the Buyer.]

SECTION B. PRODUCT QUALITY

1.	Product Warranties.

(a)	Supplier warrants that it has the right to manufacture and convey the Product and that each Product will be free from all liens and encumbrances, defects in material, workmanship and design and will function in accordance with and will conform to the Specifications for a period of two (2) years from shipment of such Product to the Buyer (“Warranty Period”).

(b)	Supplier shall either replace or repair (as Supplier may determine at its discretion) any Products which do not perform in accordance with the Specifications during the Warranty Period. Supplier shall complete such repair or replacement and ship such repaired or replacement Products to Buyer or to Buyer’s customer at Supplier’s cost (for shipping) within thirty (30) days of Supplier’s receipt of such Products at its facility. Such replacement or repaired Products shall be covered by the warranty set forth in subsection (a) above for the longer of (i) ninety (90) days from shipment of the replacement Product and (ii) the remaining portion of the original Warranty Period.

(c)	Supplier’s full warranty terms can be found at www.onestopsystems.com. SUPPLIER DISCLAIMS ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

2.	Inspection and Acceptance.

(a)	Supplier shall inspect all Products before shipment to ensure conformance with the Supplier’s applicable warranty provisions. In the event that Supplier’s conformance level falls below ninety-seven percent (97%) due to issues for which Supplier is responsible, for Products delivered during any consecutive three (3) month period, Supplier will provide a corrective action plan within ten (10) business days of Buyer notifying Supplier of such non-conformance. If the Supplier’s corrective action plan does not improve Supplier’s conformance level to ninety-seven percent (97%) or better during the month following the implementation of the Supplier’s corrective action plan, Supplier shall be deemed to be in material breach of this Agreement in accordance with Section 6 of this Agreement and the provisions of Section 7 shall apply. Without prejudice to the forgoing, if the Supplier’s corrective action plan does not improve Supplier’s conformance level to ninety-seven percent (97%) or better during the month following the implementation of the Supplier’s corrective action plan, Buyer may adjust the deliveries of existing orders until Supplier once again achieves a ninety-seven percent (97%) conformance level for a consecutive three (30 month period. Supplier hereby agrees that it shall be liable to Buyer for any and all claims, administration of claims, demands, losses, causes of action, liabilities, costs damages (including consequential damages) and expenses (including reasonable attorneys’ fees) caused by, resulting from or in any way connected with Supplier’s failure to maintain a conformance level of ninety-seven percent (97%) or above resulting from the direct or indirect acts or omissions of Supplier or any of its suppliers, contractors or sub-contractors.

(b)	Buyer reserves the right to inspect the Products being supplied by Supplier to ensure that they meet the Specifications. Buyer shall have twenty-eight (28) days from receipt of Products to perform such inspection. Buyer may return Products which fail to meet the Specifications by first contacting the Supplier for a valid Return Materials Authorization (“RMA”) number that shall appear on any and all paperwork, packing lists, airbills, etc. pertaining to such shipment returned to Supplier. Supplier reserves the right to reject any shipment of returned Product that does not contain a valid RMA number. Supplier shall either repair or replace (at Supplier’s discretion) any such Products returned to Supplier and Supplier shall return such repaired or replacement Product to Buyer or to Buyer’s customer at Supplier’s cost (for shipping) within thirty (30) days of Supplier’s receipt of such Products at its facility.

(c)	Supplier shall provide, within thirty (30) days of Buyer’s request and in a mutually agreed upon format, the failure analysis and closed loop corrective action for each Product or group of Products with identical failures and corrective actions. The Supplier shall reserve the right to charge the Buyer up to $75 per Product that is returned for repair and for which the failure analysis is “No Trouble Found” (“NTF”). It is the intent of the Supplier to work with the Buyer to fashion a minimum test suite to be used by the Buyer before returning product to minimize NTF reports.

SECTION C. OTHER MATTERS

1.	Non-Disclosure.

(a)

Each Party hereto acknowledges that the transactions contemplated by this Agreement will require an exchange of confidential information, including, without limitation trade secrets, proprietary technological and other commercially sensitive information, customer lists and similar information which is of a confidential or proprietary nature (collectively, “Confidential Information”). With respect to such Confidential Information Supplier and Buyer agree as follows.

(b)	Each Party shall hold in confidence all Confidential Information of the disclosing Party and shall not disclose to any other person or use such Confidential Information for any purpose other than to as necessary under this Agreement.

(c)	The obligations of subsection (b) above shall not apply to information which is proved using tangible evidence to:

(i)	be or have become available to the public from a source other than the receiving Party;

(ii)	be or have been released in writing by the disclosing Party as being no longer Confidential Information which is subject to this Agreement;

(iii)	be or have been lawfully obtained by the receiving Party from a third party not subject to any nondisclosure obligation;

(iv)	have become lawfully known to the receiving Party prior to such disclosure; or

(v)	have been developed by the receiving Party completely independently of the disclosing Party’s Confidential Information.

(d)	Each Party acknowledges that a violation of this Section C.1. would constitute irreparable damage to the disclosing Party and that any remedy at law would be inadequate and thereby consents to the entry of injunctive relief against such violation without the requirement of posting a bond.

(e)	The Parties acknowledge that the receiving Party shall obtain no rights of any kind in connection with the other Party’s Confidential Information and that any additional know-how, process, or improvements based upon the Confidential Information of the other Party shall be subject to ownership and other rights of the other Party, except as may otherwise be provided in this Agreement.

(f)	Upon the written request of the disclosing Party, the receiving Party shall promptly return or certify the destruction of the disclosing Party’s Confidential Information, (unless such Confidential Information is necessary for performance of this Agreement).

2.	Trademarks. Each Party hereby grants to the other Party all necessary permissions for the other Party to utilize the trademarks (“Marks”) owned by the granting Party as expressly instructed by the Mark owner, solely in relation to the manufacture and marketing of the Products. Nothing in this Agreement will create in the Buyer or Supplier any rights in the Marks of the other party.

3.	U.S. Customs, Marking and Duty Drawback Requirements.

(a)	Country of Origin.

(i)	Supplier shall mark each Product with the “Country of Origin” (manufacture), in compliance with Section 304 of the United States Tariff

Act (or any successor act). The Product and its container must be conspicuously marked with the Country of Origin.

(ii)	For each delivery against purchases made under this Agreement, Supplier shall furnish Buyer, at Buyers request, with a signed certificate stating Country of Origin (manufacture) by quantity and Supplier’s part number.

(b)	Commercial Invoices. Supplier shall provide a Commercial Invoice with each shipment made against any order placed by Buyer. The Commercial Invoice shall be used for U.S. Customs clearance. The Commercial Invoice shall be in English and contain the following information: name and address of manufacturer/Supplier (where the manufacturer is, not the Supplier); Country of Origin (manufacture) of the Product; name and address of Buyer; the quantity and unit price; the type of currency involved; the purchase price in the currency of the purchase; the terms of sale (i.e., FOB Escondido, CA); freight charges; Supplier’s part number; Buyer’s contact name; and Buyer’s purchase order number.

5.	Similar Products. Supplier acknowledges that Buyer (both itself and through its engagement of third parties) designs, develops and acquires hardware and software products both as stand-alone soft-ware and hardware products and for use with its own products and that existing or planned hardware and software independently developed or acquired by Buyer (or its third party contractors) may contain ideas, designs, features, specifications, uses and concepts similar to those contained in the Products. Supplier agrees that entering this Agreement shall not preclude Buyer in any way from using such ideas, designs, features, specifications, uses and concepts to develop or acquire similar hardware and software for any purpose without obligation to the Supplier, provided Buyer does not intentionally or knowingly infringe the OSS IP Rights, subject to the provisions of Sections A.6 and A.7

6.	Termination for Cause

(a)	Either Party may terminate this Agreement on thirty (30) days prior written notice to the other Party in the event the other Party materially breaches any of its obligations under this Agreement. For purposes of the foregoing a material breach shall include, without limitation, the following:

(i)	Supplier fails to deliver Products on time or in sufficient quantities in accordance with Buyer’s order and fails to remedy such failure within fifteen (15) days of Buyer notifying Supplier of such failure.

(ii)	Products delivered by Supplier fail to conform to the Specifications in Products in accordance with Buyer’s order and fails to remedy such failure within fifteen (15) days of Buyer notifying Supplier of such failure.

(iii)	Either Party fails to perform any other material obligation under this Agreement and where such failure is capable of remedy, fails to remedy such failure within fifteen (15) days of the other Party notifying the Party in breach.

(iv)	Any representation or warranty of either Party shall have been found to be false or misleading.

(b)	Buyer’s sole liability to Supplier for such termination shall be to pay Supplier any unpaid balance due for conforming Product delivered against Buyer’s Purchase Order(s) before receipt of Buyer’s termination notice.

8.	Indemnification.

(a)	Supplier hereby covenants and agrees to indemnify, defend and hold harmless Buyer including its affiliates, officers, directors and employees, free and clear and harmless from, and against, any and all claims, administration of claims, demands, losses, causes of action, liabilities, costs and expenses (including reasonable attorneys’ fees) caused by, resulting from or in any way connected with (a) Supplier’s acts, omissions or negligence, or the acts, omissions or negligence of Supplier’s employees, agents, contractors or permitted assignees and (b) Supplier’s breach of this Agreement or any of their representations or warranties contained in this Agreement.

(b)	Buyer shall notify Supplier in writing of the existence of any such claim, demand or suit, which if sustained, would give rise to liability on the part of Supplier promptly after the Buyer has knowledge of such claim, demand or suit. Supplier shall have the option to designate counsel to defend such claim, demand or suit and it is understood that Supplier shall be responsible for the fees of such counsel designated by it and control such defense. Buyer shall cooperate in the defense of any such claim, demand or suit and may participate in the defense of any such claim, demand or suit with counsel of its own choosing (if Buyer does not approve counsel designated by Supplier) at its own expense, it being understood that Supplier shall not be responsible for the payment of any fees of any such counsel. Buyer shall not take any action to compromise or settle any such claim, demand or suit unless consented to in writing by Supplier.

9.	Survival. In the event of any termination of the entire Agreement, (a) the provisions of Sections A.3, A.4, A.5, A.6, B.1, C.1, C.2., C.4, C.7, C.8, C.9, C.10 and D shall survive as necessary to effectuate their purposes and shall bind the Parties and their legal representatives, successors, and assigns, and (b) the rights of end-user customers of Buyer under any licenses of Products granted during the term of this Agreement shall survive.

10.	Insurance. Supplier shall procure and maintain in full force and effect at all times comprehensive insurance policies covering all of Supplier’s obligations under this Agreement, including, without limitation, general liability insurance, product liability insurance and insurance against events of Force Majeure in the amount of Two Million US Dollars (US$2,000,000) in any one occurrence.

11.	Risk Management and Liability Release

(a)	The Supplier shall maintain a Business Resumption Plan for any event, such as natural or man-made disasters, that impact Supplier’s ability to deliver Products for a prolonged period of time.

(b)	The Supplier shall conform to all local, state, and federal laws, rules, and regulations in performing its obligations under this Agreement.

SECTION D. MISCELLANEOUS PROVISIONS

1.	Publicity. Any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be only at such time and in such manner and shall consist of such contents as both Parties shall mutually agree to in writing.

2.	Independent Parties. Supplier and Buyer agree that their relationship is not that of joint venturers, principal and agent, or franchiser and franchisee. Supplier and Buyer are independent contractors acting for their own accounts and neither is authorized to make any commitment or representation, express or implied, on the other’s behalf unless authorized in writing.

3.	Assignments. Supplier may not assign this Agreement nor any of the rights or obligations hereunder voluntarily or by operation of law without the prior written consent of Buyer, which shall not be unreasonably withheld.

4.	No Waiver. The waiver by either Party of any breach of this Agreement by the other Party in a particular instance must be in a signed writing referring expressly to this Agreement and shall not operate as a waiver of subsequent breaches of the same or a different kind. Either Party’s exercise or failure to exercise any rights under this Agreement in a particular instance shall not operate as a waiver of said Party’s right to exercise the same or different rights in subsequent instances.

5.	Headings. The section headings contained herein are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

6.	Notices. All notices and demands of any kind, that either Supplier or Buyer may be required or desire to serve upon the other Party under this Agreement, shall be in writing and shall be served by personal delivery, confirmed facsimile, nationally recognized courier or U.S. first class mail, return receipt requested, at the following respective addresses:

Supplier:	Buyer:
One Stop Systems, Inc.	d3 Systems, LLP
2235 Enterprise St, #110	Unit 4, 127-129 Great Suffolk Street
Escondido, CA 92029	London, England SE1 1PP
Attn: Steve Cooper	Attn: Christopher Bird

If by personal delivery or courier, service shall be deemed complete upon such delivery. If by mail, service shall be deemed complete upon the expiration of the fourth day after the date of mailing. The above addresses may be changed at any time by giving ten (10) days prior written notice.

7.	Force majeure. Neither Party shall be responsible for failure to perform herein for a period of not more than one hundred and eighty (180) consecutive days due to causes beyond its reasonable control, including, but not limited to government regulations, work stoppage, fires, civil disobedience, embargo, war, riots, rebellions, earthquakes, strikes, floods, water and the elements.

8.

Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable.

9.	Entire Agreement. This Agreement, together with any other documents and Exhibits incorporated herein by reference, constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof. Any and all written or oral agreements heretofore existing between the Parties pertaining to the subject matter of this Agreement are expressly canceled. The provisions of this Agreement shall supersede any contravening or inconsistent terms of any purchase order, invoice, packing slip, bill of lading or other commercial form issued by Buyer or Supplier in connection with the Product.

10.	Counterparts. This Agreement may be executed in two or more counterparts. All such counterparts will constitute one and the same agreement.

11.	Modifications Any modification of this Agreement must be in writing and signed by the Party to be charged.

12.	Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws rules which would cause the laws of any other jurisdiction to apply.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their respective duly authorized representatives as of the date first above written.

ONE STOP SYSTEMS, INC.		d3 SYSTEMS, LLP.

By	/s/ Kirk Anderson	By	/s/ Fernando Küfer
Name:	Kirk Anderson	Name:	Fernando Küfer
Title:	VP, Operations	Title:	General Manager
Date:	10/1/15	Date:	10/01/15

d3 TECHNOLOGIES LTD.

		By	/s/ Fernando Küfer
		Name:	Fernando Küfer
		Title:	General Manager
		Date:	10/01/15

EXHIBIT A

PRODUCT AND SPECIFICATIONS

Custom HD Video Processor: 4x4pro

Specifications Include:

•	Dual E5-2643, 3.5 GHz, 6-Core CPUs

•	1400w AC power supply

•	32GB DDR3 1600MHz DRAM

•	(2) 2.5” Internal 80GB SSD’s

•	(4) 2.5” Toshiba 512GB SSD’s

•	Windows 7 Embedded OS with custom Splash Screen installed (no licensing included)

•	All 4x4 add-in cards included and installed

•	MegaRAID 9270-8i

•	AMD W9100 & S400

•	Bluefish444

•	Sonnet USB3/FW

•	RME Audio

•	Intel x540-T2 10GbE

•	OSS HIB38-x16

•	Black powder coat and custom d3 silkscreen

•	Custom d3 packaging components & mouse pad

Custom HD Video Processor: 4x2pro

Specifications Include:

•	Dual E5-2630, 2.6 GHz, 6-Core CPUs

•	1400w AC power supply

•	16GB DDR3 1600MHz DRAM

•	(2) 2.5” Internal 80GB SSD’s

•	(2) 2.5” Toshiba 512GB SSD’s

•	Windows 7 Embedded OS with custom Splash Screen installed (no licensing included)

•	All 4x2 add-in cards included and installed :

•	AMD W9100 & S400

•	Bluefish444

•	Sonnet USB3/FW

•	RME Audio

•	Intel x540-T1 10GbE

•	Black powder coat and custom d3 silkscreen

•	Custom d3 packaging components & mouse pad

Sub-Assembly Kits: refer to Exhibit B

Spare Parts: refer to Exhibit B

EXHIBIT B

PRICE

The Pricing Period for the “not to exceed” pricing in this exhibit shall be 1 year for a minimum of 100 piece order or group of orders placed with the Supplier on the same day. All other pricing based on quantity discounts beyond the 100 pieces is valid only for Purchase Orders placed by the Buyer to the Supplier on the same day for scheduled delivery over the immediate 12 month period following the date of the Purchase Order. Quantities from purchase orders placed by the Buyer to the Supplier on different days may not be combined to meet any minimum quantity threshold for determining the Buyer’s price without prior agreement between the Buyer and Seller. Quantity discounts are not valid on forecasted quantities. Pricing is subject to change and should be confirmed by OSS Sales prior to placing new purchase orders.

EXHIBIT C

FORECASTS, PURCHASE ORDERS, SCHEDULING, and LOGISTICS

1.	Forecasts. Buyer and Supplier shall agree quarterly on an annual Product forecast. In addition, Buyer and Supplier shall agree each month on a three-month rolling outlook. Neither of such forecasts shall be binding on Buyer. Supplier will manufacture and ship pursuant to Purchase Orders issued by Buyer the quantity of Products within the parameters set forth in annual forecasts and rolling outlooks. Supplier shall ship Products to such locations and in such manner and quantities as Buyer shall direct.

2.	Lead-times. Minimum Lead-times for the Product shall be 4 weeks after receipt of Purchase Order or Purchase Order Release (also known as “Call Down”), for production-released products.

3.	Purchase Orders. Buyer and Seller agree on the following:

•	100 piece minimum order quantity

•	5 piece minimum purchase order release (aka, Call Down) quantity to be provided monthly by the 10th of each month.

•	Buyer is liable for all materials purchased by Seller

4.	Rescheduling. Buyer and Supplier shall agree to the following rescheduling guidelines of approved and scheduled Call Downs. If a Call Down is scheduled:

•	within 0-30 days: the Call Down cannot be rescheduled.

•	within 31-60 days: 50% of the Call Down can be rescheduled up to 60 days from the original scheduled Call Down date. Call Downs can only be rescheduled once.

•	within 61-90 days: 75% of the Call Down can rescheduled 75% up to 90 days from the original scheduled Call Down date. Call Downs can only be rescheduled once.

•	91 +: 100% of the Call Down can be rescheduled up to 120 days from the original

5.	Billing / Title Transfer. Buyer and Supplier agree to the following Billing and Title Transfer of products and services provided by Supplier:

•	Incoterms: FOB, origin

•	Billing and title transfer will occur upon completion of the system acceptance test, packaging spec, and shipment to the One Stop Systems Distribution Center, located One Stop Systems, Inc., Ste. 110 Escondido, CA 92029 or directly to the Buyer’s end user / customer.

EXHIBIT D

SUPPLIER CHANGES TO PRODUCT

1.	Supplier agrees to provide Buyer’s designate development contact person with a written change notification (“Engineering Change Order” or “ECO”) of any changes to any designs, specifications or other documents or tooling relating to the Product within thirty (30) days of Supplier’s decision to implement any proposed change. Such notification will clearly state the reason for the change and the related cost of implementing the change. No changes to the Product will be implemented without mutual agreement of both Parties.

2.	If Buyer determines that any change may affect form, fit or function of the Product, Buyer will give Supplier written notice to such effect within seven (7) days of Buyer’s receipt of Supplier’s notification of change. If Buyer takes issue with any design change Supplier will agree in writing to either (a) defer a decision on the change for a mutually agreed period of time not less than sixty (60) days, (b) cancel the change, or (c) permit the change, provided that Supplier allows Buyer the opportunity to purchase the current version of Product for a period of twelve (12) months.

Supplier shall give Buyer written notification as to which of the above options Supplier has selected within seven (7) days after receipt of Buyer’s written notification that Buyer takes issue with the design change.

3.	Buyer may purchase at Supplier’s cost Product for evaluation and verification purposes once the change has been implemented.

EXHIBIT E

APPROVED REPAIRS IN THE FIELD

Approved d3 Field Repairs (that will not void OSS Warranty)

Must be conducted by certified technician

Item	OSS P/N	Vendor	Vendor P/N
Filter, front bezel	33-015-015	Universal Air Filter	33-015-015-A

Cooling Fan	60-092-003-RC	Sanyo Denki	9G0912P1H05

Power supply, 50W	25-040-031-RC	Mean Well	R5-50-12

Power supply cage, 1400W

Power supply module, 1400W	25-040-032-RC	Compuware	CPR-1421-1M21

USB to MPSSE Serial Cable	25-059-106-RC	FTDI Chip	C323HM-EDHSL-0

Mini display port to DVI dual-link adapter	25-059-120-RC	Accell	B087B-003J

Cable Assy, USB 3.0 2-port	290-001-037-RC	Star Tech	USB3SPNLAFHD

Cable Assy, Firewire 800	290-001-038-RC	usbfirewire	RR-9S9FP-36G

Cable Assy, panel mount, USB 3.0	290-001-041-RC	DataPro	1698-01C

Cable Assy, BNC	290-001-043-RC	Cables to Go	40024

Cable Assy, TOSLINK, fiber optic audio	290-001-044-RC	PCH Cables	TT-50-01

Cable Assy, Mini SAS to 4 SATA	290-001-045-RC	The Mate Co.	13647-.5MC

Cable Assy, panel mount, USB 3.0, female extension	290-001-047-RC	OCP	62-00189-03

Cable Assy, CATSe, RJ45	290-001-048-RC	The Mate Co.	C-UTP5E-01-GRY

GPU hold down	80-520-5402-RC	CNC Machined

Hold down bar	80-520-5398-RC	OSS

Front rack ears	80-520-5393-RC	OSS

Rear rack ears	80-520-5393-RC	OSS

Front filter panel	80-520-5399-RC	OSS

Bracket, add-in card, full height, blank	25-074-027-RC	Purcell	P100-0132

4GB DDR3 1600MHz memory module	25-059-109-RC	Crucial	CT51272BB160B

CPU	25-059-108-RC	Intel	CM8063501287403

CPU Heatsink w/ fan	25-059-095-RC	Dynatron	N82E16835114119

RAID Controller, 6G, LSI 9270-8i	25-059-097-RC	LSI	LSI00327

Audio Card, RME All In One	25-059-098-RC	RME	HDSPe AIO

Synchronization Module, AMD/ATI Firepro 5400	25-059-100-RC	AMD	100-505590

Ethernet converged network adapter, Intel X540-T2	25-059-101-RC	Intel	x540-T2

USB3.0 + FW800 card, Sonnet	25-059-102-RC	Sonnet	Tango 3.0

Dual link and quad channel I/O	25-059-104-RC	Bluefish444	Epoch 4k Supernova

OLED dispay module	needs OSS rework?

Graphics card, AMD FirePro W9100	25-059-111-RC	AMD	100-505725

USB 2.0 flash drive, 4GB	25-059-112-RC	SanDisk	SDCZ33-004G-B35-4GB

SSD, internal 512GB, SATA	33-005-009-RC	Toshiba	HDTS351XZSTA

EXHIBIT F

OSS IP RIGHTS – PRODUCT ELEMENTS

as per Section A.6.(b)

Elements which are existing or have been developed, designed, adapted, modified, or otherwise devised by Supplier for the purpose of being incorporated in, added to or otherwise forming part of one or more of the Products:

General Description:

•	Formal and informal design and re-design of the Products

•	Improvements to the manufacturing and assembly of the Products

Time Spent (estimated):

•	3 engineers working on the original design effort; and

•	2 engineers working on the re-design effort.

•	Initial Effort: 16 weeks – 1 engineer

•	Re-Design for New Panel: 4 weeks - 2 engineers

Standard charge rate:

•	$125 / hour / engineer; or

•	$5,000 / week / engineer.

•	Total: $120,000